Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to this incorporation by reference in the Registration Statement on Form S-8 of ONEOK, Inc. of our report dated February 21, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in ONEOK, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

August 1, 2012